EXECUTION VERSION

U.S.$25,000,000

FACILITY AGREEMENT

dated 28 November 2011

for

FAR EAST ENERGY (BERMUDA), LTD.

with

STANDARD CHARTERED BANK
acting as Lender

and

FAR EAST ENERGY CORPORATION

acting as Guarantor

Ref: L-196555

Linklaters

	CONTENTS
CLAUSE		PAGE
	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	14
3.	Purpose	14
4.	Conditions of Utilisation	14
	SECTION 3
	UTILISATION
5.	Utilisation	16
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	17
7.	Prepayment and cancellation	17
	SECTION 5
	COSTS OF UTILISATION
8.	Interest	22
9.	Interest Periods	22
10.	Changes to the calculation of interest	23
11.	Fees	24
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross up and indemnities	25
13.	Increased costs	30
14.	Other indemnities	30
15.	Mitigation by the Lender	32
16.	Costs and expenses	32
	SECTION 7
	GUARANTEE
17.	Guarantee and indemnity	33
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	Representations	37
19.	Information undertakings	43
20.	Financial covenants	45
21.	General undertakings	45
22.	Events of Default	53
	SECTION 9
	CHANGES TO PARTIES
23.	Changes to the Lender	59
24.	Changes to the Obligors	60

(i)

	SECTION 10
	THE LENDER
25.	Conduct of business by the Lender	61
26.	Lender's management time	61
	SECTION 11
	ADMINISTRATION
27.	Payment mechanics	62
28.	Set-off	64
29.	Notices	64
30.	Calculations and certificates	65
31.	Partial invalidity	65
32.	Remedies and waivers	65
33.	Amendments and waivers	66
34.	Confidentiality	66
35.	Counterparts	68
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
36.	Governing law	69
37.	Jurisdiction	69
38.	Waiver of venue	70
39.	Waiver of jury trial	70

(ii)

THIS AGREEMENT is dated 28 November 2011 and made between:

(1)
FAR EAST ENERGY (BERMUDA), LTD., a company incorporated in Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM II, Bermuda with registration number 36700 (the "Borrower");

(2)
FAR EAST ENERGY CORPORATION, a company incorporated in the State of Nevada, United States of America, with its registered office at 711 S. Carson Street, Suite 4, Carson City, Nevada with registration number NV20001201882 (the "Guarantor"); and

(3)	STANDARD CHARTERED BANK as lender (the "Lender").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Account Bank" means Standard Chartered Bank (Hong Kong) Limited.

"Account Charge Agreement" means the first ranking account charge agreement to be entered into by the Borrower and the Lender in respect of the Disbursement Account and the Prepayment Account.

"Advisory Mandate" means the mandate by the Obligors of Standard Chartered Bank as exclusive advisor to the farm-out, sell down or divestment of the Project or the Obligors pursuant to a mandate letter to be entered into.

“Affiliate” means, in relation to a company:

(a)	its Subsidiary;

(b)	its Holding Company; or

(c)	any other Subsidiary of that Holding Company

(including head offices and branches of the above).

"APLMA" means the Asia Pacific Loan Market Association Limited.

"Anti-Money Laundering Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.

"Assignment of Shareholder Loans" means the security agreement between the Guarantor, the Borrower and the Lender pursuant to which the Guarantor has granted Security over the Shareholder Loans to the Lender.

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and

(b)
in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to the date falling one Month prior to the Termination Date.

"Available Commitment" means the Lender's Commitment minus:

(a)	the amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount of interest which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and New York City.

“Capital Costs” means any expenditure treated as capital expenditure in accordance with GAAP from time to time.

"Charged Assets" means the assets over which Security is expressed to be created pursuant to any Security Document.

"Collection Account" means the account so named of the Borrower opened or to be opened with Standard Chartered (China) Ltd, with account number to be confirmed by the Lender.

"Commitment" means U.S.$25,000,000 to the extent not cancelled, reduced or transferred by the Lender under this Agreement.

"ConocoPhillips Royalty" means the royalty payment not exceeding 3.5% of the gross revenue from the sale of coal bed methane produced from the Project payable under the Assignment of Overriding Royalty – Shouyang Area dated 31 January 2007 between the Borrower and ConocoPhillips China, Inc.

"Contract Area" has the meaning given to it in the Production Sharing Contract.

“Control” means where one person (either directly or indirectly and whether by share capital, voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the governing body of another person or otherwise controls or has the power to control the affairs and policies of that other person and that other person is taken to be Controlled by the first person.

"Competent Authority" means any agency, trust, department, inspectorate, minister, ministry, office or instrumentality, official or public or statutory person (whether autonomous or not) having jurisdiction over the Project or any of the parties to or the subject matter of any of the Relevant Documents.

"Confidential Information" means all information relating to any Obligor, the Project, the Relevant Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from either:

(a)	an Obligor or any of its advisers; or

(b)	a Lender, if the information was obtained by such Lender directly or indirectly from an Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 34 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by an Obligor or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with an Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

"Controlled Group" means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term "member of the Controlled Group" includes any person that was a member of the Controlled Group at the time of that past event.

"CTA" means the Corporation Tax Act 2009.

"CUCBM" means China United Coalbed Methane Corporation, a company incorporated in the Peoples' Republic of China having its headquarters domiciled in Beijing, PRC with registration number 100000000019566.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period during which it has not been cured or with the giving of notice or a combination of the foregoing) unless waived be an Event of Default.

"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of the Obligor's knowledge, with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

"Disbursement Account" means the account so named of the Borrower with the Account Bank, with Account Number 44707868796.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Economic Sanctions Laws" means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, and any similar law enacted in the United States after the date of this Agreement.

"Employee Plan" means, at any time, an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Entrustment Management Agreement” means the entrustment management agreement dated 18 January 2011 between the Borrower and Shan Xi Coal.

"ERISA" means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

"Expenditure Schedule" means a schedule estimating the amounts of Project Costs falling due and payable and other expenditures expected to be incurred in the period from the date of this Agreement until the Termination Date, and the amounts and timing of each Utilisation that the Borrower estimates to make under the Facility to fund such Project Costs and other expenditures, broken down by months.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.

"Fifth Modification Agreement" means the Fifth Modification Agreement dated 15 November 2011 between the Borrower and CUCBM amending the terms of the Production Sharing Contract, as such agreement may be modified from time to time provided that any reduction of the period of extension of the exploration period to less than two years shall be subject to the Lender’s approval.

"Finance Costs" has the meaning given to it in Clause 7.2 (Mandatory prepayments).

"Finance Document" means this Agreement, the Subordination Agreement, any Security Document and any other document designated as such by the Lender and the Borrower.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"GAAP" means generally accepted accounting principles, standards and practices in the United States of America.

"Good Industry Practice" means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person acting in good faith and carrying out the same type of activity under the same or equivalent circumstances and conditions and acting generally in accordance with applicable law.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

"Group" means the Guarantor and its Subsidiaries from time to time.

“Holding Company” means, in relation to a company, a company in respect of which the first named company is a Subsidiary.

"Independent Technical Consultant" means Resource Investment Strategy Consultants or such other reputable independent coalbed methane consultant appointed by the Lender with the approval of the Borrower.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial Period" means the period from and including the date of this Agreement to and including the date falling 9 Months after the date of this Agreement.

"Intellectual Property" means intellectual property of every designation (including patents, copyrights, design registrations, trade marks, service marks and know-how).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.)

"ITA" means the Income Tax Act 2007..

"Intra Group Lender" means a member of the Group which has made a loan available to, granted credit to or made any other financial arrangement having similar effect with another member of the Group.

"Intra Group Liabilities" means the liabilities owed by an Obligor to any of the Intra Group Lenders.

"Key Personnel" means each of:

(a)	Michael McElwrath, Chief Executive Officer;

(b)	Bruce Huff, Chief Financial Officer; and

(c)	any person employed in replacement thereof with the prior written approval of the Lender.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for United States dollars or the Interest Period of that Loan) the rate at which the Lender could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, as of the Specified Time on the Quotation Day for United States dollars and for a period comparable to the Interest Period of that Loan and, if any such applicable Screen Rate or rate is below zero, LIBOR will be deemed to be zero.

"Liquidity Test" has the meaning given to it in Clause 20.1 (Liquidity test).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Mandatory Cost" means the percentage rate per annum calculated by the Lender in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means:

(a)	during the Initial Period, 9.50 per cent. per annum; and

(b)	after the Initial Period, 10 per cent. per annum.

"Material Adverse Effect" means, a material adverse effect on or material adverse change in (i) the financial, economic or political conditions in China or internationally or (ii) the business or financial condition of any Obligor, which is likely to materially and adversely affect:

(a)	the financial condition, business or operations of any Obligor or the consolidated financial condition, business or operations of the Group;

(b)	the ability of any Obligor to perform and comply with its material obligations under any Relevant Document;

(c)	the validity, legality or enforceability of any material provision of any Finance Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

"Material Project Party" means each Obligor, CUCBM and Shanxi Provincial.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Obligor" means the Borrower or the Guarantor.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

"Operating Costs" means, for any period, the costs, expenses and fees (without double counting) properly incurred by the Borrower during such period in connection with the operation and maintenance of the Project in accordance with the Relevant Documents, each as contemplated and provided for in the Expenditure Schedule or otherwise as approved by the Lender but excluding any Capital Costs and Finance Costs.

"Original Financial Statements" means:

(a)	in relation to the Borrower, the audited financial statements of the Group for the financial year ended 31 December 2010; and

(b)	in relation to the Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2010.

"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

"Phillips China" means Phillips China Inc., a company incorporated and existing under the laws of Liberia, having its headquarters domiciled in Beijing, PRC.

"PRC" means the Peoples' Republic of China.

"Prepayment Account" means the account so named of the Borrower with the Account Bank, with Account Number 44707868788.

"Production Sharing Contract" dated 16 April 2002 between CUCBM and Phillips China assigned to the Borrower in respect of the exploitation of coalbed methane resources for the Shouyang Area in Shanxi Province, Qinshui Basin, The People's Republic of China, including each subsequent modification agreement.

"Project" means the development, exploration, extraction and operation of coalbed methane resources in Shouyang Area in Shanxi Province, Qinshui Basin, the People's Republic of China, in accordance with the Project Documents, including the development of additional pilot test wells, production wells, gathering systems and related infrastructure.

"Project Costs" means, for any period, costs, expenses and fees (without double counting) from time to time properly incurred and payable by the Borrower during such period in connection with the Project (excluding any Finance Cost) including payment of the ConocoPhillips Royalty, all Operating Costs, all Capital Costs and all Taxes related to the Project.

"Project Documents" means:

(a)	the Production Sharing Contract;

(b)	the Entrustment Management Agreement;

(c)	the Purchase and Sale Contract; and

(d)	all other documents designated as such by the Lender and the Borrower.

"Project Revenues" means, in relation to any period:

(a)	the gross proceeds (without deductions whatsoever) of any disposal of any coalbed methane produced from the Project and paid or payable to the Borrower;

(b)	any refunds or credits of Taxes payable to the Borrower in respect of the Project; and

(c)	any other amounts paid or payable to the Borrower in respect of the Project.

"Purchase and Sale Contract" means the purchase and sale contract between CUCBM and Shanxi Provincial dated 12 June 2010.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Quarter Period" means each period commencing on the day after one Quarter Date after the date hereof and ending on the next Quarter Date.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Documents" means the Project Documents and the Finance Documents.

"Relevant Interbank Market" means the London interbank market.

"Renminbi" or "RMB" means the lawful currency of the PRC.

"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding obligations), 18.3 (Non-conflict with other obligations), 18.4 (Power and authority), 18.6 (Governing law and enforcement), 18.9 (No default), 18.11 (Financial statements), 18.11 (Pari passu ranking), 18.12 (No proceedings pending or threatened), 18.13 (Title), 18.25 (US Anti-terrorism Laws), 18.26 (US Government Regulation) and 18.27 (ERISA Matters).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Reserves Report" means a report prepared by the Independent Technical Consultant in form and substance satisfactory to the Lender (acting reasonably) and capable of being relied on by the Lender, containing such information and/or evaluation(s) of the coalbed methane reserves of the Project as the Lender may reasonably require including evaluation(s) of the recoverable reserves and/or production costs and net cash flow profiles.

"Screen Rate" means the British Bankers Association Interest Settlement Rate for United States dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means the Share Pledge Agreement, the Account Charge Agreement, the Assignment of Shareholder Loans and any other security document that may at any time be given as security to or in connection with any Finance Document.

"Secured Liabilities" means all present and future moneys, debts and liabilities (whether actual or contingent and whether owed jointly or severally) of any Obligor to the Lender under or arising out of the Finance Documents.

"Senior Discharge Date" means the date on which all the Secured Liabilities have been irrevocably paid and performed in full and any commitment of the Lender to make any further advances under the Finance Documents has been cancelled provided that an amount shall only be deemed not to be irrevocably paid if the Lender reasonably believes that an amount paid by an Obligor to the Lender under a Finance Document is reasonably likely to be subject to avoidance or otherwise set aside (as a result of the liquidation or administration of an Obligor or otherwise).

"Shan Xi Coal" means Shan Xi Coal Bed Methane (Natural Gas) Gathering Trasmission Corp, a company incorporated in the PRC with its registered offices at Block A, Mingkun Industrial Park, No. 5 Changezhi West Lane, Changezhi Road, Hi-tech Development Zone, Taiyuan City  registration number 140000100104783.

"Shanxi Provincial" means Shanxi Provincial Guoxin Energy Development Group Co. Ltd., a company incorporated in the PRC with its registered offices at No. 108 Changfeng Avenue, Xiaodian District, Taiyuan City registration number 140000100004110.

"Share Pledge Agreement" means the first ranking share pledge or charge to be entered into between the Guarantor and the Lender in respect of all present and future Shares in the Borrower.

“Shareholder Loan” means any intercompany loan described in Schedule 2 to the Assignment of Shareholder Loans.

"Shares" means:

(a)	all present and future shares in the Borrower, including the shares issued and outstanding at the date of this Agreement;

(b)
all rights relating to any of those shares which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(c)	all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those shares,

in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

"Specified Time" means a time determined in accordance with Schedule 3 (Timetables).

"Subordination Agreement" means the subordination agreement dated on or about the date of this Agreement among the Lender, the Borrower and the Guarantor.

"Subsidiary means, in relation to a company, any other company:

(a)	which is Controlled, directly or indirectly, by the first named company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first named company; or

(c)	which is a Subsidiary of another Subsidiary of the first named company.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Termination Date" means, subject to Clause 6.2 (Extension option), the date which is 9 Months after the date of this Agreement (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S.$" means the lawful currency for the time being of the United States.

"US" and "United States" means the United States of America, its territories and possessions.

"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 2 (Requests).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)
The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Lender's spot rate of exchange for the purchase of the first currency with the second currency at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Lender may from time to time reasonably determine to be appropriate in the circumstances).

(f)
When a provisions calls for a “certified copy,” this means that such document is certified by an officer of the Guarantor or the Borrower or by an appropriate public official to be a true copy of the original document.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in United States dollars in an amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility to fund:

(a)	Project Costs due and payable during the Availability Period;

(b)	Finance Costs; and

(c)	other general corporate purposes set forth in the Expenditure Schedule or as may be approved by the Lender.

3.2	Monitoring
The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent
The Lender will only be obliged to comply with Clause 5.4 (Availability of Loans) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default has occurred and is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	no event or circumstance has occurred or arisen and is continuing that, in the reasonable opinion of the Lender has had or could reasonably be expected to have a Material Adverse Effect;

(d)
the Borrower has provided evidence satisfactory to the Lender that the proceeds of such Utilisation will be used by the Borrower for the purposes stated in Clause 3.1 and in accordance with the Expenditure Schedule;

(e)
the Borrower has provided evidence in form and substance satisfactory to the Lender demonstrating that on a cumulative basis, it and the Guarantor have sufficient committed funds (taking into account forecast available cash flows calculated using prudent assumptions, cash in bank accounts, unutilised committed debt  and committed equity as evidenced by one or more undertakings, in satisfactory form to the Lender, to subscribe for further equity in the Guarantor) to meet (a) the Guarantor’s corporate costs and the Borrower’s corporate costs as they fall due during the 90 day period following the proposed Utilisation Date; (b) the Project Costs as they fall due during the 90 day period following the proposed Utilisation Date and are customary for payment consistent with past practice and (c) Finance Costs as they fall due during the 90 day period following the proposed Utilisation Date; and

(f)
if (i) the date of the proposed Utilisation Request is on or after 1 March 2012 or (ii) the aggregate of the amount (A) outstanding under all Loans made, (B) any Loans that are due to be made on or before the proposed Utilisation Date and (C) any Loans requested in the relevant Utilisation Request exceeds US$20 million, the Borrower has provided to the Lender satisfactory evidence of approval by the Ministry of Commerce, the Government of the PRC of the extension of the PSC as contemplated in the Fifth Modification Agreement.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be United States dollars.

(b)	The amount of the proposed Loan must be a minimum of U.S.$1,000,000 or, if less, the Available Commitment.

5.4	Availability of Loans
If the conditions set out in this Agreement have been met, the Lender shall make each Loan available in the Disbursement Account by the Utilisation Date through the Facility Office.

5.5	Cancellation of Commitment
The Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans
(a)	The Borrower shall repay each Loan on the Termination Date.

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Extension Option
(a)	The Termination Date shall be extended by 3 Months if:

(i)	the Borrower so requests by notice received by the Lender not less than 30 (nor more than 90) days before the then Termination Date; and

(ii)	no Default is continuing;

(iii)	the Borrower delivers to the Lender a refinancing plan for the Facility in form and substance satisfactory to the Lender; and

(iv)	the Lender notifies the Borrower that the Lender has agreed to that request.

(b)
If any extension of the Termination Date is made under this Clause 6.2, the Borrower shall pay to the Lender a fee of U.S.$500,000. That fee shall be payable on the date which, but for the extension, would be the Termination Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)
the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayments
(a)	For the purpose of this Clause 7.2:

"Debt or Equity Issuances" means any issuance of debt, equity or equity linked instruments by an Obligor (including without limitation the issuance in the international or domestic capital markets of any shares, warrants, options, convertible bonds, bonds, notes, debentures, loan stock or similar debt or equity instruments (each a "Debt or Equity Issuance")).

"Excess Cash Flows" means the Project Revenue for that Quarter Period determined as part of the Liquidity Test less:

(a)	the Project Costs; and

(b)	the Finance Costs;

in each case, falling due and payable for that Quarter Period.

“Excess Insurance Proceeds” means proceeds of insurance paid to the Borrower in excess of US$500,000 and not used to replace damaged or destroyed property or assets, to remedy environmental conditions or to satisfy any claim of liability against an insured, and costs related thereto, which the Lender determines should be used for prepayment.

"Finance Costs" means the aggregate amount:

(a)
amounts in the nature of interest paid or payable by the Borrower under this Agreement (including default interest and sums payable under Clauses 8 (Interest), 9 (Interest Periods) and 10 (Changes to the Calculation of Interest));

(b)
all commitment, agency and other fees, commissions, costs and expenses and other payments not in the nature of principal paid or payable by the Borrower under this Agreement or any other Finance Document.

"Net Debt or Equity Issuance Proceeds" means the cash or cash equivalent proceeds received or receivable by an Obligor in connection with any Debt or Equity Issuance after deducting:

(a)	fees and transaction costs properly incurred in connection with that transaction; and

(b)	Taxes paid or reasonably estimated by an Obligor to be payable (as certified by the relevant Obligor) as a result of that transaction.

(b)	The Borrower shall prepay the Loans in an amount equal to:

(i)	all Net Debt or Equity Issuance Proceeds; or

(ii)	all Excess Cash Flows; or

(iii)	all Excess Insurance Proceeds;

in accordance with Clause 7.3 (Application of mandatory prepayment).

7.3	Application of mandatory prepayment
(a)
The Borrower shall apply all Net Debt or Equity Issuance Proceeds (if received by the Guarantor, the Guarantor shall pay the same to the Borrower by way of capital contribution) in prepayment of the Loans immediately when they arise except that, subject to paragraph (b) below, the Borrower may elect that any prepayment from Net Debt or Equity Issuance Proceeds required under Clause 7.2 (b)(i) be made on the last day of the current Interest Period relating to a Loan. If the Borrower makes that election then:

(i)
all Net Debt or Equity Issuance Proceeds, to the extent they do not exceed the aggregate principal amount of all Loans outstanding under this Facility and the aggregate amount of Finance Costs falling due in respect of the current Interest Period of all Loans, shall be paid into the Prepayment Account as soon as practicable after receipt; and

(ii)
on the last day of the current Interest Period of each Loan, a proportion of such Loan, to the extent a corresponding amount stands to the credit balance of the Prepayment Account, shall be due and payable on such day and the corresponding amount in the credit balance of the Prepayment Account shall be applied to the prepayment of such proportion of the Loan.

(b)
If a Default has occurred and is continuing, a proportion of the aggregate amount of all outstanding Loans, to the extent that it does not exceed the amount of Net Debt or Equity Proceeds, shall be immediately due and payable, and a corresponding amount of Net Debt or Equity Issuance Proceeds, whether or not the same is standing to the credit of the Prepayment Account, shall be applied immediately in prepayment of such amount of the Loans.

(c)
Subject to paragraph (d) below, on each Quarter Date, a proportion of the aggregate amount of all outstanding Loans, to the extent that a corresponding amount of Excess Cash Flows stands to the credit balance of the Collection Account, shall be due and payable on such day and the corresponding amount of Excess Cash Flows in the credit balance of the Collection Account shall be applied to the prepayment of such amount of the Loans.

(d)
If a Default has occurred and is continuing, a proportion of the aggregate amount of all outstanding Loans, to the extent that it does not exceed the Excess Cash Flows in the credit balance of the Collection Account, shall be immediately due and payable and a corresponding amount of the Excess Cash Flows standing to the credit of the Collection Account shall be applied immediately in prepayment of such amount of the Loans.

(e)
The Borrower shall apply all Excess Insurance Proceeds in prepayment of the Loans immediately after receipt except that, subject to paragraph (f) below, the Borrower may elect that any prepayment from Excess Insurance Proceeds required under Clause 7.2 (b)(iii) be made on the last day of the current Interest Period relating to a Loan. If the Borrower makes that election then:

(i)
all Excess Insurance Proceeds, to the extent they do not exceed the aggregate principal amount of all Loans outstanding under this Facility and the aggregate amount of Finance Costs falling due in respect of the current Interest Period of all Loans, shall be paid into the Prepayment Account as soon as practicable after receipt; and

(ii)
on the last day of the current Interest Period of each Loan, a proportion of such Loan, to the extent a corresponding amount stands to the credit balance of the Prepayment Account, shall be due and payable on such day and the corresponding amount in the credit balance of the Prepayment Account shall be applied to the prepayment of such proportion of the Loan.

(f)
If a Default has occurred and is continuing, a proportion of the aggregate amount of all outstanding Loans, to the extent that it does not exceed the amount of Excess Insurance Proceeds, shall be immediately due and payable, and a corresponding amount of Excess Insurance Proceeds, whether or not the same is standing to the credit of the Prepayment Account, shall be applied immediately in prepayment of such amount of the Loans.

7.4	Prepayment Account
(a)	No amount may be withdrawn or transferred from the Prepayment Account except:

(i)	to make prepayments under Clause 7.3 and paragraph (c) below;

(ii)	with the prior consent of the Lender; or

(iii)	as a result of any enforcement action taken in relation to the balance in the Prepayment Account pursuant to the Finance Documents.

(b)
The Borrower irrevocably authorises the Lender to withdraw from the Prepayment Account any amount standing to the credit of that account and apply that amount in prepayment and cancellation under Clause 7.3 (Application of mandatory prepayment).

(c)	The Borrower may at any time instruct the Lender to apply any amount standing to the credit of the Prepayment Account to make any payment due under the Finance Documents.

7.5	Termination of Advisory Mandate
If the Advisory Mandate is terminated, then:

(i)	a Lender shall not be obliged to fund a Utilisation; and

(ii)
the Facility shall immediately be cancelled and all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable.

7.6	Change of Operator
(a)	If a Change of Operator occurs:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of such Change of Operator;

(ii)	the Lender shall not be obliged to fund a Utilisation; and

(iii)
the Lender may, by not less than 7 days' notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	a "Change of Operator" will occur if the Borrower:

(i)	ceases to hold more than 50 per cent. of the working interest in the Project; or

(ii)	ceases to be the operator of the Project, including without limitation, through assigning its rights and obligations as operator of the Project to a third party.

7.7	Change of control
(a)	If a Change of Control occurs:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of such Change of Control;

(ii)	the Lender shall not be obliged to fund a Utilisation; and

(iii)
the Lender may, by not less than 7 days' notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	a "Change of Control" will occur if:

(i)	the Guarantor ceases to hold, legally and beneficially:

(A)	more than 50 per cent. of the issued share capital of the Borrower; or

(B)	issued share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Borrower; or

(C)	the right to determine the composition of the majority of the board of directors or equivalent body of the Borrower; or

(ii)	the Guarantor ceases to have power to manage or direct the Borrower through ownership of share capital, by contract or otherwise.

7.8	Voluntary prepayment of Loans
(a)
The Borrower may, if it gives the Lender not less than 3 Business Days' prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of U.S.$1,000,000).

7.9	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)
If all or part of a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods
(a)	Subject to paragraph (b) below, each Interest Period shall be of 3 Month's duration, unless otherwise agreed between the Borrower and the Lender.

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Borrower by the Lender as soon as practicable to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and the Lender is unable to provide a quotation to determine LIBOR for United States dollars for the relevant Interest Period; or

(ii)
before noon (New York City time) on the business day immediately following the Quotation Day for the relevant Interest Period, the Borrower receives notification from the Lender that the cost to it of funding that Loan from whatever source it may reasonably select would be in excess of LIBOR.

10.2	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.3	Break Costs
(a)
The Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee
(a)
The Borrower shall pay to the Lender a fee in United States Dollars computed at the rate of 40% of the applicable Margin that would be used to calculate the interest rate on the amount of Available Commitment had such amount constituted a Loan, from the date of this Agreement until the expiry of the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Lender's Commitment at the time the cancellation is effective.

11.2	Arrangement fee
The Borrower shall pay to the Lender an arrangement fee of U.S.$1,500,000 on the first Utilisation Date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
(a)	In this Agreement:

"Qualifying Lender" means:

(i)	a person (other than a person within paragraph (ii) below) which is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and is:

(A)	a person:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

(2)	which is the lender in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a person which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a person which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(i)	does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected; and

(ii)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain exemption from United Kingdom taxation on interest.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender " means where a person becomes the Lender after the day on which this Agreement is entered into, a person which gives a Tax Confirmation on becoming the Lender.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)
the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)	the Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the Lender has not given a Tax Confirmation to the Borrower; and

(B)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(iv)
the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	The Lender shall promptly notify the Borrower if there is any change in the position from that set out in the Tax Confirmation.

12.3	Tax indemnity
(a)
If the Lender is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, then the Borrower shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up): or

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	If the Lender makes, or intends to make, a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation
A Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If the New Lender fails to indicate its status in accordance with this Clause 12.5 then the New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Borrower which category applies. For the avoidance of doubt, the transfer or assignment shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT
(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Lender shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

13.	INCREASED COSTS

13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
(a)	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs), it shall notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions
(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender, other than as a result of the Lender's own gross negligence or wilful misconduct as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by the Borrower being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(e)
funding, or making arrangements to fund, a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Lender
The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably), other than as a result of the Lender's own gross negligence or wilful misconduct as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

15.	MITIGATION BY THE LENDER

15.1	Mitigation
(a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office and consulting, upon request, with the Borrower regarding obtaining and utilising all available Tax Credits.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses
The Borrower shall, within three Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees agreed with the Borrower) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 27.8 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security expenses
The Borrower shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)
undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences
The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party.

17.5	Guarantor intent
Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse
The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.8	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)
to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Lender.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment mechanics).

17.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

17.10	Limitations on Guarantee
The Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions contemplated by the Finance Documents (including utilisations thereunder).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 18 to the Lender on the date of this Agreement.

18.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Relevant Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); or

(b)	in the case of any Security Document, the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence).

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Relevant Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

18.4	Power and authority
 It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is a party and the transactions contemplated by those Relevant Documents.

18.5	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party;

(ii)	to make the Relevant Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(iii)	to enable the Project to be implemented in accordance with the terms of the Relevant Documents;

(iv)	to enable it and its subsidiaries to carry on its or their business, and which are material;

(v)	to make the Relevant Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(vi)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect.

(b)	It is not aware of any circumstances which are likely to lead to:

(i)	any Authorisation obtained or effected not remaining in full force and effect;

(ii)	any Authorisation not being obtained, remedied or effected when required or desirable; or

(iii)	any Authorisation being subject to a condition or requirement which the Borrower does not reasonably expect to satisfy.

18.6	Governing law and enforcement
(a)	In each case subject to any qualifications specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation):

(i)	the choice of law specified in each Finance Documents as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation; and

(ii)
any judgment obtained in New York in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax
It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No default
(a)	No Default is continuing or would result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries' assets are subject which has had or could reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information
(a)
Any factual information contained in or provided by or on behalf of any Obligor in relation to any Finance Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
Nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

(c)
All information (other than any factual information contained in or provided by or on behalf of any Obligor in relation to any Finance Document) provided by any Material Project Party is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.11	Pari passu ranking
(a)
Subject to the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)
Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.12	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or other Competent Authority which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.13	Property rights
(a)
It has available, or will have available by the appropriate time for the Project to be implemented in accordance with the Relevant Documents, all assets and rights required or desirable from time to time for that purpose including:

(i)	access to the Contract Area and all relevant rights of possession or occupation, wayleaves and other related rights; and

(ii)	all rights with respect to Intellectual Property required or desirable for that purpose.

(b)
The assets and rights referred to in paragraph (i) above are not subject to any leases, restrictions, wayleaves or other rights which may prevent, hinder or delay the implementation of the Project in accordance with the Relevant Documents.

(c)	It is the legal and beneficial owner of, and has good and marketable title to, all the assets:

(i)	expressed to be subject to the Security created by it pursuant to the Security Documents to which it is a party;

(ii)	of which an ownership interest on its part is reflected in the Original Financial Statements; or

(iii)
necessary or desirable for the implementation of the Project in accordance with the Relevant Documents (except to the extent that the Relevant Documents provide for the asset in question to be owned by another person), free from all Security except that created by or pursuant to, or permitted by, the Finance Documents.

18.14	No breach of law
It has not (and none of its Subsidiaries has) breached any law or regulation which breach has, or would reasonably expected to have, a Material Adverse Effect.

18.15	Insurances
(a)	The insurances required by Clause 21.13 (Insurances) are in full force and effect as required by any of the Relevant Documents.

(b)	No event or circumstance has occurred, and there has been no failure to disclose a material fact, which would entitle any insurer to reduce or avoid its liability under any such insurance.

18.16	Intellectual Property
(a)
It has done, or will have done by the appropriate time for the Project to be implemented in accordance with the Relevant Document, all that is required or desirable to obtain, safeguard and maintain its rights with respect to the Intellectual Property required or desirable for the implementation of the Project in accordance with the Relevant Documents, including complying with all contractual provisions (except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect) and making all registrations which are required or desirable for that purpose.

(b)	The implementation of the Project in accordance with the Relevant Documents will not result in the infringement of the rights of any person with regard to Intellectual Property.

18.17	Project Documents
(a)	It has provided to the Lender originals or certified copies of all Project Documents entered into.

(b)
To the best of its knowledge and belief after due and careful consideration and enquiry, no circumstances have arisen (whether as a result of a force majeure event or for any other reason) which have led or may lead to any obligation of any party under the Project Documents being suspended or incapable of fulfilment.

18.18	Expenditure Schedule
(a)	The forecasts used in the preparation of the Expenditure Schedule were made in good faith and arrived at after due and careful consideration and enquiry and genuinely represent its views.

(b)
There is, to the best of its knowledge and belief after making due and careful enquiry, no defect in the Expenditure Schedule which might reasonably be expected materially and adversely to affect the computation of the financial projections and projected cash flows.

18.19	Shares
No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital or loan capital of the Borrower (including any right of pre-emption, conversion or exchange).

18.20	Taxes
It has paid when due all Taxes required to be paid by it other than any Taxes:

(a)	being contested by it in good faith and in accordance with the relevant procedures;

(b)	which have been disclosed to the Lender and for which adequate reserves are being maintained in accordance with GAAP; and

(c)
where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of the Lender under any Finance Document or to any Security created under any Security Document.

18.21	No adverse consequences
In each case subject to any qualifications specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation):

(a)	it is not necessary under the law of its jurisdiction of incorporation nor, in relation to any Finance Document, under the governing law of that Finance Document:

(i)	in order to enable the Lender to enforce rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by the Lender of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction; and

(b)
the Lender is not and will not be deemed to be resident, domiciled or carrying on business in any such jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.22	Solvency
(a)	It is able to, and has not admitted its inability to, pay its debts as they mature and has not suspended making payment on any of its debts.

(b)
It, by reason of actual or anticipated financial difficulties, has not commenced, and does not intend to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)
The value of its assets is more than its liabilities (taking into account contingent and prospective liabilities but excluding Intra Group Liabilities) and it has sufficient capital to carry on its business.

(d)	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any of its indebtedness.

(e)	It has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delivery or defraud any of its present or future creditors.

18.23	Authorised signatures
Any person specified as its authorised signatory under Schedule 1 (Conditions precedent) or paragraph (d) of Clause 19.1 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

18.24	Financial statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the contrary.

(b)
Its Original Financial Statements fairly present in all material respects its consolidated, financial condition and operations in accordance with GAAP as at the end of and for the relevant financial year unless expressly disclosed to the contrary.

(c)	There has been no material adverse change in its business or financial condition since 31 December 2010.

18.25	US Anti-Terrorism Laws
It, and to the best of its knowledge, each of its Subsidiaries:

(a)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws;

(b)	is not a Designated Person; and

(c)
will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or will otherwise use, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

18.26	US Governmental Regulation
(a)	It is not a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)
It is not an "investment company" as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)
It will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

18.27	ERISA Matters
No Obligor or ERISA Affiliate has during the past five years maintained, contributed to or had an obligation to contribute to any Employee Plan or Multiemployer Plan or has any present intention to do so.

18.28	Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.29	No Immunity
No Obligor is nor any assets of an Obligor are entitled to immunity from suit, execution, attachment or other legal process in New York, Hong Kong or their jurisdictions of incorporation. Each Obligor’s entry into the Finance Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Borrower shall supply to the Lender:

(a)
as soon as the same become available, but in any event within 90 days after the end of each of its financial years, the audited consolidated and non-consolidated financial statements of itself and the Guarantor for that financial year, together with related directors' and auditor's reports;

(b)
as soon as the same become available, but in any event within 45 days after the end of each half of each of its financial years, the financial statements of itself and the Guarantor for that financial half year; and

(c)	as soon as the same become available, but in any event within 45 days after the end of each of its financial quarters, its financial statements for that quarter.

19.2	Requirements as to financial statements
(a)
Each set of financial statements in respect of the Borrower and the Guarantor delivered pursuant to Clause 19.1 (Financial statements) shall be certified by the Chief Executive Officer and Chief Financial Officer of the relevant entity, in each case, as fairly presenting in all material respects its (or, as the case may be, its consolidated) financial condition and results of operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)
The Borrower shall promptly notify the Lender of any material change in GAAP, the accounting practices or reference periods in relation to its financial statements or the manner in which its financial statements are prepared.

(d)	If requested by the Lender, the Borrower shall supply to the Lender:

(i)	a full description of any change notified under sub-clause (c) above; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender:

(a)	to determine whether any provision of this Agreement in relation to which such change may be relevant has been complied with; and

(b)
to make an accurate comparison between the financial position and/or the relevant information indicated in those financial statements delivered after such changes came into effect and its most recent audited financial statements delivered to the Lender under this Agreement prior to such changes coming into effect.

19.3	Information: miscellaneous
The Borrower shall supply to the Lender:

(a)
a revision to the Expenditure Schedule or the financial forecast provided pursuant to paragraph 4(f)(v) of Schedule 1 to this Agreement, whenever in the Lender's reasonable opinion there is a change in circumstances rendering the estimates contained in the original Expenditure Schedule or financial forecast, as the case may be, no longer reasonable;

(b)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(c)
promptly, any announcement, notice or other document relating specifically to any member of the Group posted onto any electronic website maintained by any stock exchange on which shares in or other securities of any member of the Group are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of any member of the Group;

(d)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(e)	promptly, notice of any material change in insurance coverage maintained by any Obligor;

(f)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request; and

(g)
promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories; and

(h)	at each monthly interval from the date of this Agreement, an update of the status of the approval of the Fifth Modification Agreement by the Ministry of Commerce, the Government of the PRC.

19.4	Notification of default
(a)
Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default has occurred and is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.5	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (iii) above, any prospective new lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.6	Information: Reserve Reports
The Borrower shall use its reasonable endeavours to ensure that a Reserves Report prepared by the Independent Technical Consultant is delivered to the Lender on or before 31 March 2012.

20.	FINANCIAL COVENANTS

20.1	Liquidity test
On or prior to each Quarter Date, the Borrower shall demonstrate to the satisfaction of the Lender (acting reasonably) that for the Quarter Period commencing on such Quarter Date, on a cumulative basis, it and the Guarantor have sufficient committed funds (taking into account forecast available cash flows calculated using prudent assumptions, cash in bank accounts, unutilised committed debt  and committed equity as evidenced by one or more undertakings, in satisfactory form to the Lender, to subscribe for further equity in the Guarantor) to meet (a) the Guarantor’s corporate costs and the Borrower’s corporate costs as they fall due during such Quarter Period; (b) the Project Costs as they fall due during such Quarter Period and are customary for payment consistent with past practice, and (c) Finance Costs as they fall due during such Quarter Period. (the "Liquidity Test").

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Project implementation
The Borrower shall ensure that the Project is implemented in all material respects in accordance with:

(a)	the Relevant Documents;

(b)	Good Industry Practice; and

(c)	applicable laws.

21.2	Project Documents
The Borrower shall:

(a)	duly and punctually perform and comply with its material obligations under the Project Documents and any applicable Authorisations;

(b)
take all steps necessary or desirable to protect, maintain, exercise and enforce all its rights with respect to the Project Documents to procure the due performance by each other party to the Project Documents of such party's respective material obligations under each of the Project Documents;

(c)
acquire at the appropriate time for the Project to be implemented in accordance with the Project Documents and then preserve all such property, rights and interests as are necessary for the performance of its material obligations under each of the Project Documents;

it being understood that the Borrower may in its discretion terminate the Entrustment Management Agreement at any time and make any immaterial amendments to such other Project Documents in its discretion as it may determine to be necessary or advisable from time to time.

21.3	Authorisations
(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation to:

(A)	enable it to perform its material obligations under the Finance Documents (including, without limitation, in connection with any payment to be made thereunder);

(B)
to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document or (in the case of paragraph (i) above only) otherwise required for a purpose specified in Clause 18.5 (Validity and admissibility in evidence); and

(C)	to enable it to carry on its business as it is being conducted from time to time in all material respects.

(b)
Each Obligor shall in all material respects promptly make the registrations, obtain all Authorisations and otherwise comply with other requirements specifically referred to in any legal opinion accepted pursuant to Clause 4 (Conditions of Utilisation).

21.4	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Relevant Documents.

21.5	Pari Passu
Each Obligor shall ensure that its obligations under the Finance Documents rank at all times pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.6	Security
The Borrower shall preserve and maintain the security interests created by the Security Documents and the validity, enforceability and priority thereof.

21.7	Property rights
(a)
The Borrower shall ensure that it has available, by the appropriate time for the Project to be implemented in accordance with the Relevant Documents, all assets and rights necessary or desirable from time to time for that purpose including:

(i)	access to the Contract Area and all relevant rights of possession or occupation, wayleaves and other related rights; and

(ii)	all rights with respect to Intellectual Property necessary or desirable for that purpose.

(b)
The Borrower shall ensure that the assets and rights referred to in paragraph (a) above are not subject to any leases, restrictions, wayleaves or other rights which may prevent, materially hinder or materially delay the implementation of the Project in accordance with the Relevant Documents.

(c)
The Borrower shall do all that is required or desirable to safeguard and maintain the assets and rights referred to in paragraph (a) above, including complying with all contractual provisions and making all material registrations which are necessary or desirable for that purpose.

(d)
The Borrower shall ensure that the implementation of the Project will not result in the infringement of the rights of any person with regard to the Contract Area, Intellectual Property, or any other asset being used for that purpose.

21.8	Tax
(a)	The Borrower shall ensure that all Tax returns required to be filed by it or on its behalf under any applicable law are filed when due and contain the information required by applicable law.

(b)	The Borrower shall pay when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(c)
To the fullest extent it is able to do so, the Borrower shall apply any Tax credits, losses, reliefs or allowances taken into account in any forecast delivered to the Lender at any time in the manner and to the extent that they were so taken into account, and promptly inform the Lender to the extent that it is not able to do so.

21.9	Negative pledge
(a)	No Obligor shall create or permit to subsist any Security over any of its assets or assets comprised in the Project.

(b)	No Obligor shall:

(i)	sell, transfer or otherwise dispose of any of its assets or assets comprised in the Project on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its Project receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement in relation to the Project;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by an Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)
any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(iii)	any Security over or affecting any asset acquired by an Obligor after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by an Obligor;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by an Obligor; and

(C)	the Security is removed or discharged within three months of the date of acquisition of such asset;

(iv)
any Security over or affecting any asset of any company which becomes an Obligor after the date of this Agreement, where the Security is created prior to the date on which that company becomes an Obligor, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security is removed or discharged within three months of that company becoming a member of the Group;

(v)	any Security created pursuant to any Finance Document; or

(vi)	Security incurred and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(vii)
Security incurred and deposits made to secure performance of tenders, bids, leases, contracts or similar obligations in the ordinary course of business and not relating to the repayment of Financial Indebtedness;

(viii)	leases or subleases granted in the ordinary course of business to others not materially interfering with the business of any Obligor;

(ix)	any attachment or judgment Security not constituting an Event of Default; or

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by that Obligor other than any permitted under paragraphs (i) to (ix) above) does not exceed U.S.$1,000,000 (or its equivalent in another currency or currencies).

21.10	Disposals
(a)
No Obligor shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of its assets or assets comprised in the Project.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of any of its assets or assets comprised in the Project (other than a Charged Asset):

(i)	made in the ordinary course of the Obligor's business of sale of coalbed methane at arm's length on normal commercial terms;

(ii)	at arm's length and on normal commercial terms of surplus, obsolete, redundant or warn-out assets;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iv)
where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ii) above) does not exceed U.S.$100,000 (or its equivalent in another currency or currencies) in any financial year.

(c)
Paragraph (a) above does not apply to any sale, lease, transfer or other disposal in the ordinary course of trading of the disposing entity of any Charged Asset subject only to a floating charge before the floating charge crystallises or the security created pursuant to the Security Documents has become enforceable.

21.11	Merger
No Obligor shall complete any agreement involving any amalgamation, demerger, merger or corporate reconstruction unless all outstanding amounts under the Facility will be repaid at the same time as such completion.

21.12	Change of business
Each Obligor shall procure that no substantial change is made to the general nature of the business of the Obligors from that carried on at the date of this Agreement.

21.13	Insurance
(a)
Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

(b)
Each such policy of insurance shall (a) name the Lender as an additional insured thereunder as its interests may appear, (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender, that names the Lender as the sole loss payee thereunder for any covered loss and (c) provide for at least 30 days prior written notice to the Lender of any modification or cancellation of such policy.  In connection with the renewal of each such policy of insurance, the Obligors promptly shall deliver to the Lender a certificate from their insurance broker or other evidence satisfactory to the Lender that the Lender has been named as additional insured and/or loss payee thereunder.

21.14	Arm's length terms
No Obligor shall enter into any contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business, for full market value and on arm's length terms.

21.15	Restricted payments
Notwithstanding any other provision in this Agreement:

(a)
no Obligor shall pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any Intra Group Liabilities except as provided in the Expenditure Schedule or as otherwise approved by the Lender in its absolute discretion;

(b)	the Borrower shall not:

(i)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares; or

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares.

21.16	Financial Indebtedness
Notwithstanding any other provision in this Agreement, the Borrower shall not incur or permit to subsist any Financial Indebtedness other than:

(a)	Financial Indebtedness arising under the Finance Documents;

(b)	Financial Indebtedness due from one member of the Group to another to the extent it is subordinated to the Financial Indebtedness arising under the Finance Documents to the satisfaction of the Lender;

(c)	Financial Indebtedness incurred to irrevocably prepay in full all Loans; and

(d)	Financial Indebtedness in respect of:

(i)	finance leases and hire purchase arrangements entered into primarily as a method of raising financing or of financing the acquisition of the assets leased;

(ii)
any deferred purchase arrangement for assets or services acquired in the ordinary course of its business which is on terms that require the indebtedness to be repaid within 90 days of delivery of the goods or performance of the services, as the case may be, not more than 60 days overdue, provided that the capital value of the goods financed shall not exceed U.S.$1,000,000 in aggregate at any one time;

(iii)
bonds, indemnities, letters of credit, bankers’ acceptance or guarantees required for the conduct of the Borrower's business in the ordinary course for so long as such bonds, indemnities, letters of credit, bankers’ acceptance or guarantees are required by the implementation of the Project and where the amount of such bonds and guarantees does not exceed U.S.$1,000,000 in aggregate at any one time;

(iv)	which the aggregate outstanding principal amount (when aggregated with all other Financial Indebtedness incurred under this paragraph (iv)) does not exceed U.S.$1,000,000;

(e)	Financial Indebtedness representing deferred compensation to employees of the Obligors incurred in the ordinary course of business;

(f)
the incurrence by the Obligors of Financial Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days; and

(g)	Financial Indebtedness consisting of the financing of insurance premiums.

21.17	Loans and guarantees
(a)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of any person; or

(iii)	permit to subsist any guarantee of any Financial Indebtedness of any of its Subsidiaries.

(b)	Paragraph (a) above does not apply to:

(i)	the guarantee by the Guarantor hereunder;

(ii)	accounts receivable arising in the ordinary course of business consistent with past practice; and

(iii)	bonds, indemnities, letters of credit or guarantees permitted under clause 21.16.

(c)

21.18	Issue of shares
(a)	The Borrower shall not:

(i)	issue any share to any person other than the shares subject to the Security created pursuant to the Share Pledge Agreement; or

(ii)
grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any of its share (including any right of pre-emption, conversion or exchange), or alter any right attaching to its share capital.

21.19	Collection Account
(a)
Subject to the terms of this Clause 21.19, from the date of this Agreement until the Senior Discharge Date, the Borrower shall maintain with Standard Chartered (China) Ltd the Collection Account, denominated in RMB and held in its name.

(b)
Neither the existence of the Collection Account, nor the insufficiency of funds in it, nor any inability to apply any funds in it towards the relevant payment, shall affect the obligation of the Borrower to make all payments required to be made to the Lender on the due date and for such payments in accordance with the Finance Documents.

(c)	No sum may be credited or withdrawn from the Collection Account except as expressly permitted or required by this Agreement.

(d)	The Borrower shall pay all Project Revenues into the Collection Account.

(e)	The Borrower may only withdraw sums from the Collection Account only in the absence of any Default and only for the following payments in the following order:

(i)	ConocoPhilips Royalty;

(ii)	Operating Costs;

(iii)	Capital Costs;

(iv)	Tax payment;

(v)	Finance Costs; and

(vi)	other expenditures permitted in the Expenditure Schedule or otherwise approved by the Lender in its absolute discretion.

(f)
In case of Default, no amount may be withdrawn from the Collection Account and without prejudice to the generality of Clause 28 (Set-off), the Lender may exercise its set-off right in relation to any sum standing to the credit balance of the Collection Account.

21.20	Key Personnel
Each Obligor shall ensure that:

(a)	competent management for the Borrower is maintained at all times; and

(b)	no change is made to the Key Personnel from that employed at the date of this Agreement.

21.21	Future Mandate
(a)
The Lender shall have the right of first refusal to lead arrange any long term financing of the Project or any existing or future asset of the Guarantor; only when the Lender has declined to be a lead arranger for such financing or has failed to submit a proposal within 10 Business Days from the receipt of request for proposal to act as such can an Obligor engage another financial institution to act as lead arranger.

(b)
The Lender shall have the right to act as joint or sole lead manager or joint book-runner in respect of any relisting or equity fundraising of the Guarantor, provided that the Lender can provide the service on substantially the same economic terms as the other lead manager or book-runner and the Lender must accept such engagement on such terms within 10 Business Days.

21.22	US Anti-Terrorism Laws
(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to such Obligor.

(b)
None of the funds or assets of such Obligor or its Subsidiaries that are used to repay the Facilities shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any Economic Sanctions Law applicable to any party hereto, and no Designated Person shall have any direct or indirect interest in such Obligor insofar as such interest would violate any Economic Sanctions Laws applicable to such Obligor.

21.23	ERISA
No Obligor or any ERISA Affiliate shall establish, or agree to contribute to, any Employee Plan or Multiemployer Plan.

21.24	Constitutional Documents
The Borrower shall not amend or agree to amend, in whole or in part, any term or condition of any constitutional or other corporate documents of the Borrower or give any consent or waiver in respect of any such document, save for amendments which are minor or technical or have been approved in writing by the Lender.

21.25	Trading status
Each Obligor shall ensure that the shares in the common stock of the Guarantor remain traded over the counter and quoted on the OTC Bulletin Board.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.18 (Acceleration)).

22.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 2 Business Days of its due date.

22.2	Financial covenants
Any requirement of Clause 20 (Financial covenants) is not satisfied and is not remedied within 30 days.

22.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)
No Event of Default under paragraph (a) above in relation to Clause 21.3 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) the Lender giving notice to the Borrower and (B) the date of delivery of the notice in Clause 19.4 after the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation
Any representation made or deemed to be made by any Obligor in any Finance Document or any other document delivered by or on behalf of it under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default
(a)	Subject to paragraph (e), any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)
Subject to paragraph (e), any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Subject to paragraph (e), any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)
Subject to paragraph (e), any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than U.S.$1,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency
(a)
Any member of the Group is (or is deemed by any law or court to be) unable or admits inability to pay its debts as they fall due, stops or suspends (or announces an intention to stop or suspend) making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is agreed, declared or comes into force in respect of any indebtedness of any member of the Group.

(d)	Any step is taken or event occurs in any jurisdiction which would have an analogous or equivalent effect to those set out in paragraphs (a), (b) and (c) of this Clause 22.6.

22.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than:

(A)	a solvent liquidation; or

(B)	a reorganisation (other than as contemplated above),

of any member of the Group (other than the Borrower or the Guarantor);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group (other than the Borrower or the Guarantor)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)
enforcement of any Security over any assets of any member of the Group and, in the case of any member of the Group other than the Borrower or the Guarantor, such action, procedure or step, in the opinion of the Lender, has or could reasonably be expected to have a Material Adverse Effect and is not discharged within {number of days} Business Days of such step being taken, or any procedure or step is taken in any jurisdiction which would have an analogous or equivalent effect.

(b)
Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 10 days of commencement, or, if earlier, the date on which it is advertised.

(c)
Without prejudice to the generality of paragraph (a) and (b) above, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of any Obligor, or of a substantial part of the property or assets of any Obligor, under US Bankruptcy Law;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor; or

(iii)	the winding-up or liquidation of any Obligor (and such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered).

(d)	Any Obligor shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (a) above;

(iii)
apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(v)	take any action for the purpose of effecting any of the foregoing.

22.8	Creditors' process
Any expropriation, attachment, sequestration, distress, execution or other legal process affects any asset or assets of any member of the Group having an aggregate value of U.S.$1,000,000 and is not discharged within 15 Business Days.

22.9	Authorisations
Any Authorisation required pursuant to Clause 21.3 (Authorisations) ceases to be in full force and effect and remains so for a period of 20 days thereafter.

22.10	Material Adverse Effect
Any one or more events occur or circumstances arise which results in a Material Adverse Effect that remains uncured or unremedied for a period of 15 Business Days after the occurrence of such event.

22.11	Unlawfulness
(a)
It is or becomes unlawful for any Material Project Party to perform or comply with any of its obligations under any Relevant Document (unless the unlawfulness of the relevant obligation(s) would or could not reasonably be expected to have a Material Adverse Effect).

(b)
The obligations of any Material Project Party under any Relevant Document, subject to the general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), are not or cease to be legal, valid, binding and enforceable (unless such occurrence would or could not reasonably be expected to have a Material Adverse Effect).

22.12	Breach of Relevant Documents
(a)
Any Material Project Party repudiates a Relevant Document (other than the Entrustment Management Agreement) and does not retract such repudiation for a period of 15 Business Days after the occurrence of such event.

(b)
Any of the Relevant Documents is or becomes capable of being avoided, cancelled, revoked, forfeited, surrendered, suspended or otherwise is not in full force and effect and unconditional and such condition remains in effect for a period of 15 Business Days.

(c)
Any one or more events occur or circumstances arise which gives a counterparty (other than a Obligor) the right to terminate or a counterparty (other than an Obligor) to a Project Document (other than the Entrustment Management Agreement) issues a termination notice in respect of a Project Document and in case the right to issue such a termination notice is disputed, the notice is not retracted within 15 Business Days.

(d)	The Borrower does not comply with any of its material obligations under a Relevant Document.

22.13	Security
Any Security Document is not in full force and effect or does not create in favour of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

22.14	Insurance
Any Insurance required to be effected under the Relevant Documents is not, or ceases to be, maintained in full force and effect for a period of 10 or more Business Days.

22.15	Abandonment
The Project is abandoned in whole or in part.

22.16	Nationalisation
Any person with competent jurisdiction takes any definitive step with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the Contract Area and the assets thereof or all or any of the shares in the Borrower or the Guarantor unless such step is reasonably determined by the Lender to be unlawful.

22.17	Reserves
(a)
The indicative amount of the proved plus probable reserves (the "2P" reserves) of the Project referred to in the Reserve Report to be delivered under Clause 19.6 is less than 70% of the corresponding amount referred to in the Reserve Report delivered under paragraph (f)(ii) of section 4 of Schedule 1 to this Agreement.

(b)	The indicative value of the proved reserve (the “1P” reserves) of the Project referred to in the Reserve Report to be delivered under Clause 19.6 is less than U.S.$30,000,000.

22.18	Ministry of Commerce approval
The Borrower has failed, within six months of the date of the first Utilisation under this Facility, to provide to the Lender satisfactory evidence of approval by the Ministry of Commerce, the government of the PRC of the extension of the PSC as contemplated in the Fifth Modification Agreement.

22.19	Acceleration
On and at any time after the occurrence and during the continuation of an Event of Default that has not been cured, the Lender may by notice to the Borrower:

(a)	cancel the Commitment whereupon it shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDER

23.1	Assignments and transfers by the Lender
Subject to this Clause 23, the Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"). No consent of the Borrower or the Guarantor will be required for such assignment or transfer.

23.2	Conditions of assignment or transfer
(a)	If:

(i)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 23, the Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

24.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE LENDER

25.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	LENDER'S MANAGEMENT TIME

Any amount payable to the Lender under Clause 14.3 (Indemnity to the Lender) shall include the cost of utilising the Lender's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Borrower.

SECTION 11

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Lender
(a)
On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender may notify to that Obligor by not less than five Business Days' notice.

27.2	Payments by the Lender
(a)
On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Borrower may notify to the Lender in the relevant Utilisation Request or Selection Notice.

27.3	Distributions to an Obligor
The Lender may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount payable by it to that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Partial payments
(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in any order selected by the Lender.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

27.5	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.6	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.7	Currency of account
(a)	Subject to paragraphs (b) to (e) below, United States dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than United States dollars shall be paid in that other currency.

27.8	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.9	Disruption to Payment Systems etc.
If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Borrower that a Disruption Event has occurred:

(a)
the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers); and

(d)
the Lender shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.9.

28.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

29.2	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower or the Guarantor, that identified with its name below; and

(b)	in the case of the Lender, that identified with its name below,

 or any substitute address, email address, fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days' notice.

29.3	Delivery
(a)	Any communication or document made or delivered by the Lender to another Party under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, email, when received in legible form, such as, in the case of email form, html form, portable document format or tif format; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

 and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

29.4	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations
Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

No term of any of the Finance Documents may be amended or waived without the prior consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

34.	CONFIDENTIALITY

34.1	Confidential Information
(a)
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information
The Lender may disclose:

(a)
to any of its Affiliates, Related Funds, head office and any other branch and any of its or their officers, directors, employees, professional advisers, service providers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.3 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors; and

(e)	to any insurer or insurance broker or the provider of any credit protection in respect of any of the rights of the Lender under any Finance Document.

34.3	Entire agreement
This Clause 34 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.4	Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Lender undertakes not to use any Confidential Information for any unlawful purpose.

34.5	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34 (Confidentiality).

34.6	Continuing obligations
The obligations in this Clause 34 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for a period of eighteen months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

37.	JURISDICTION

(a)
Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Finance Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, at its address provided in accordance with Clause 29 (Notices), and that service in such manner is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect, provided that each other party retains the right to serve process in any other manner permitted by law. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Finance Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Finance Document against the Borrower or the Guarantor or its properties in the courts of any jurisdiction.

(b)
As an alternative method of service, the Borrower hereby authorizes and irrevocably appoints the Guarantor to accept service of all legal process arising out of or connected with each and every Finance Document to which it is a party.  Service on the Guarantor shall be deemed to be service on the Borrower whether or not process is forwarded to or received by the Borrower.  The Borrower undertakes not to revoke any such authority or appointment, and, if the Guarantor ceases for any reason to be an agent for this purpose, forthwith to appoint another agent for service of process in New York, New York – United States of America and advise the Lender accordingly.  Failing such appointment, the Lender shall be entitled by notice to the Borrower to appoint such a replacement agent to act on behalf of the Borrower.

38.	WAIVER OF VENUE

Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Finance Document in any court referred to in Clause 37 (Jurisdiction). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

39.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 39.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions precedent to utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of a Guarantor, resolving that it is in the best interests of the relevant guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A copy of a resolution signed by all the holders of the issued shares in the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

(e)
A certificate of the Guarantor (signed by the Chief Executive Officer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)
In relation to the Guarantor, a certificate as to the existence and good standing (including verification of tax status, if available) of the Guarantor from the appropriate governmental authorities in such Guarantor’s jurisdiction of organisation, in form and substance satisfactory to the Lender and its legal advisers.

2.	Relevant Documents

(a)	Confirmation from the Lender that it has received each of the following documents in form and substance satisfactory to it:

(i)	Executed originals of each Finance Document.

(ii)	Certified copies of each Project Document.

(b)	In relation to the Share Pledge Agreement, the following documents required to perfect the Lender's Security:

(i) all original certificates (if any) representing the Shares;

(ii) an original duly executed undated share transfers in respect of the Shares in favour of the Lender or its nominees in the form set out in Schedule 1 of the Share Pledge Agreement;

 (iii)  executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Borrower in the form set out in Schedule 2 of the Share Pledge Agreement;

(iv) an undertaking from the Borrower to register transfers of the Shares to the Lender or its nominee in the form set out in Schedule 3 of the Share Pledge Agreement;

(v) a power of attorney (signed and dated) of each of the directors of the Borrower substantially in the form of Schedule 4 of the Share Pledge Agreement;

(vi) written resolutions of the directors (signed but undated) of the Borrower substantially in the form of Schedule 5 of the Share Pledge Agreement; and

(vii) an executed irrevocable proxy made in respect of the Shares in favour of the Lender in respect of all general meetings of the Borrower.

(c)
a certificate from the Obligors’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Clause 21.13 (Insurance) is in full force and effect and that the Lender has been named as additional insured and/or loss payee thereunder to the extent required under Clause 21.13 (Insurance).

(d)	in relation to the Assignment of Shareholder Loans, the following documents required to perfect the Lender's Security:

(i)	a promissory note in form and substance satisfactory to the Lender (duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank) evidencing each Shareholder Loan.

(e)
Evidence that each of the following accounts have been opened and all mandated forms and other documents or information required by the Lender or Account Bank in relation to each account has been delivered to the Lender or Account Bank (as the case may be):

(i)	Collection Account;

(ii)	Disbursement Account; and

(iii)	Prepayment Account.

(f)
Confirmation from the Lender that it has received evidence reasonably satisfactory to it that each Obligor shall have taken or caused to be taken all of the actions, executed and delivered or caused to be executed and delivered all of the agreements, documents and instruments, and delivered all of the filings and recordings necessary to create in favor of the Lender, a valid and (upon such filing and recording) perfected first priority security interest in the Security given pursuant to the Security Documents, including delivery to the Lender of copies of Uniform Commercial Code search reports and tax lien, judgment, litigation search reports in the District of Columbia and the State of Nevada and such other search reports as the Lender may reasonably request and financing statements under the Uniform Commercial Code in appropriate form for filing in the District of Columbia, the State of Nevada and such other jurisdictions as the Lender may reasonably request.

3.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Lender in respect of Hong Kong law, substantially in the form distributed to the Lender prior to signing this Agreement.

(b)	A legal opinion of Applebys, legal advisers to the Lender in respect of Bermudan law substantially in the form distributed to the Lender prior to signing this Agreement

(c)	A legal opinion of Baker & McKenzie, legal advisers to the Borrower and the Guarantor, in respect of New York law, substantially in the form distributed to the Lender prior to signing this Agreement.

(d)	A legal opinion of the legal advisers to the Guarantor in the jurisdiction in which the Guarantor is organized, substantially in the form distributed to the Lender prior to signing this Agreement.

4.	Other documents and evidence

(a)	Executed original of the Advisory Mandate letter.

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(c)	The Original Financial Statements of each Obligor.

(d)	A copy of the interim financial statements of the Group for the nine months ended 30 September 2011.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(f)
Confirmation from the Lender that it has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulates pursuant to the transactions contemplated by the Relevant Documents.

(g)	Confirmation from the Lender that it has received each of the following documents in form and substance satisfactory to it

(i)
a copy of the Fifth Modification Agreement duly executed by each party to it accompanied by a certificate issued by the Borrower that the process for MOFCOM approval of the Fifth Modification Agreement has been initiated;

(ii)	a copy of a Reserve Report dated on or around the date of this Agreement;

(iii)	legal memorandum issued by Dewey & LeBouef regarding the extension of exploration period under the Production Sharing Contract;

(iv)	a copy of the Expenditure Schedule;

(v)	evidence of appointment of process agent under the Account Charge Agreement; and

(vi)	a copy of a financial forecast for each Obligor for the 2 years following the date of this Agreement including, without limitation, a cash flow projection showing:

(A)	each Obligors' projected liabilities for such period; and

(B)	all sources of funds available to each Obligor to meet such projected liabilities in such period.

SCHEDULE 2
Requests

PART I
Utilisation Request
From:       Far East Energy (Bermuda), Ltd.

To:           Standard Chartered Bank

Dated:

Dear Sirs

Far East Energy (Bermuda), Ltd. - U.S.$25,000,000 Facility Agreement
dated [                   ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[________] or, if that is not a Business Day, the next Business Day)
Amount:	[________] or, if less, the Available Commitment

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the Disbursement Account.

5.	This Utilisation Request is irrevocable.

Yours faithfully
…………………………………
authorised signatory for
Far East Energy (Bermuda), Ltd.

SCHEDULE 3
Timetables

"D –    " refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D – 5 10:00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

SCHEDULE 4
Mandatory Cost formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, the Mandatory Cost, in accordance with the paragraphs set out below.

3.
If the Lender is lending from a Facility Office in a Participating Member State, the Mandatory Cost will be the percentage notified by the Lender to the Borrower. This percentage will be certified by the Lender in its notice to the Borrower to be its reasonable determination of the cost (expressed as a percentage of all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	If the Lender is lending from a Facility Office in the United Kingdom, the Mandatory Cost will be calculated by the Lender as follows:

Ex0.01	per cent. per annum.
300

Where:

E
is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the Fee Tariffs applicable to it for the relevant financial year and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

5.	For the purposes of this Schedule:

(a)
"Fees Rules" means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

7.
The Lender may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

[Signature pages follow; page 78 has been intentionally omitted.]

The Borrower

SIGNED for and on behalf of

Far East Energy (Bermuda), Ltd.

Address: Room A06-A11, Fl. 8, Tower A

Tian Yuan Gang Center

C2, North Rd. East Third

Ring Rd., Chaoyang District

Beijing 100027 P.R. China

Email: mmcelwrath@fareastenergy.com

Fax No: +86-10-84417685

Attention: Michael McElwrath

By:  /s/ Michael McElwrath

in the presence of:

/s/ Dana Harris
Name: Dana Harris
[Witness]

The Guarantor

Far East Energy Corporation

Address: 363 N. Sam Houston Pkwy E. Ste. 380

Houston, Texas 77060

Email: bhuff@fareastenergy.com

Fax No: 1 (832) 598-0479

Attention: Bruce N. Huff

By:  /s/ Bruce N. Huff

The Lender

Standard Chartered Bank

1 Aldermanbury Square, London, EC2V 7SB, the United Kingdom

Fax:                  +44 20 7885 7897

Attention:          James Courtenay

By:                      /s/ James Courtenay